Midas Special Equities Fund, Inc.



                                       October 3, 2001


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re: Midas Special Equities Fund, Inc. - CIK No. 0000788422 Request for Withdrawal of Registration Statement on Form N-14 File No. 33-2847

Ladies and Gentlemen:

     Please withdraw the registration statements, Form N-14's (Accession Nos. 0000891554-01-505213, 0000891554-01-505214), filed on September 26, 2001. Our outside filing agent was given instructions to file one Form 497 but instead erroneously filed duplicate Form N-14's. The correct Form 497 has since been filed.

     Midas Special Equities Fund, Inc. respectfully requests withdrawal of the registration statements pursuant to Rule 477(a) under the Securities Act of 1933.


                                       Very Truly Yours,


                                       Monica Pelaez
                                       Associate General Counsel, Vice President